EXHIBIT 10.4
October 9, 2007
Mr. Charles H. Updegraff, Jr.
28 Prosser Hollow Road
Coudersport, PA 16915
Re: Termination of Automatic Renewal of Employment Agreement Dated December 30, 2002
Dear Chuck:
Pursuant to the terms of Section 1 (b) of your Employment Agreement dated December 30, 2002, and as per our agreement prior to the merger of Citizens Bancorp and Citizens & Northern Corporation and Citizens & Northern Bank; and pursuant to the Addendum to Employment Agreement dated December 14, 2007 , we are exercising our right to terminate the automatic renewal of said Agreement and to fix the remaining term of employment under said section. You are hereby given notice that we are terminating the automatic renewal provision of said Agreement and fixing the remaining term of employment to expire on December 31, 2009.
Upon termination of the Employment Agreement dated December 30, 2002, you will be eligible for a Change of Control Agreement, which currently extends to each of the executive officers. We will address the issuance of the Change of Control Agreement upon the expiration of your current employment agreement.
Please execute and date the acknowledgement on one of the originals and return it to me by no later than November 1, 2007. If you have any questions, please contact me.

Sincerely,
/s/ Craig G. Litchfield
Craig G. Litchfield
Chairman, President & CEO

Acknowledgement:

/s/ Charles H. Updegraff, Jr.
Charles H. Updegraff, Jr.

Date: 10/22/07

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